UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 16, 2007

Digital Angel Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-15177	52-1233960
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

490 Villaume Avenue, South St. Paul, Minnesota		55075
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(651) 455-1621

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

See the disclosure under Item 5.02 of this Current Report on Form 8-K for a description of the terms and conditions pursuant to which Digital Angel Corporation (the "Company") will reimburse ADSX, as defined below, for Ms. Breece's services. Such disclosure is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2007, the Board of Directors of the Company appointed Lorraine Breece as acting Chief Financial Officer, Treasurer and Vice President of the Company. Ms. Breece succeeds Thomas Hoyer, whose resignation, dated May 16, 2007, was accepted by the Company and will be effective May 23, 2007. Mr. Hoyer is leaving to pursue other interests and had no dispute with the Company regarding financial reporting matters, compliance or otherwise.

Ms. Breece is also acting Chief Financial Officer, Senior Vice President, Treasurer and Assistant Secretary of Applied Digital Solutions, Inc., ("ADSX"), the Company's parent company. Ms. Breece will be responsible, among other things, for improving efficiencies and Company forecasting. Ms. Breece has extensive experience in mergers and acquisitions and would be helpful in the work associated with a potential transaction between ADSX and the Company, should the Company and ADSX decide to pursue such a transaction.

The Company agreed to reimburse ADSX for the services Ms. Breece provides to the Company. It was determined that the reimbursement to ADSX for Ms. Breece's services (the "reimbursement arrangement") constitutes a related party transaction pursuant to the Company's Policy for Related Party Transactions. On May 18, 2007, the Board of Directors and the Independent Director Committee approved the reimbursement arrangement and found it to be in the Company's best interests.

Pursuant to the terms of the reimbursement arrangement,(i) the Company will reimburse ADSX one-half of Ms. Breece's current annual salary (one-half currently representing $75,000) and one-half of Ms. Breece's guaranteed annual bonus (one-half currently representing $16,800); (ii) Ms. Breece will be entitled to participate in other Company benefit programs made available to similarly situated employees; and (iii) the Company will reimburse ADSX one-half of Ms. Breece's 2007 incentive compensation bonus, provided that the incentive compensation plan established for Ms. Breece (the "Plan") will be modified to include Company-based incentive targets and performance criteria established by the Company's Compensation Committee. Ms. Breece shall not earn an amount less than what she would have received under the Plan without the modifications (the "minimum threshold"). In such an event, the Company is responsible for the payment of the additional amount to meet this minimum threshold. All Company payments made under the reimbursement arrangement will be made on a going-forward basis as of May 18, 2007 and the 2007 incentive bonus will be pro-rated for the year.

Ms. Breece, 54, was appointed as ADSX's acting Chief Financial Officer and Treasurer in March 2007. She has served as its Senior Vice President since April 2006 and as Assistant Secretary since November 2006. She was appointed Vice President in March 2004. In March 2001, she was named Director of Accounting and SEC reporting. She joined in April 2000 as ADSX's Controller and Chief Accounting Officer, and she continues to serve as its Chief Accounting Officer. Prior to joining the Company, from 1991 to 1999, Ms. Breece served as Director of Finance and Chief Accounting Officer of Nabi BioPharmaceuticals (NASDAQ:NABI). From 1984 to 1990, she served as Corporate Controller for Levitt Corporation (NYSE:LEV). Ms. Breece has over 20 years employment/consulting experience with public and private companies, including Trammell Crow Company (NYSE:TCC) and Office Depot (NYSE:OD). Ms. Breece began her career as an auditor with Coopers & Lybrand. She earned a bachelor of administration in accounting from Florida Atlantic University and is a CPA.

The Company is not aware of any arrangement or understanding between Ms. Breece and any other person, pursuant to which Ms. Breece was selected as an executive officer.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Angel Corporation

May 21, 2007	By:	/s/ Patricia M. Petersen

Name: Patricia M. Petersen
Title: Vice President, General Counsel and Secretary